Exhibit 10.2

MASTER EX-SHIP LNG SALES AGREEMENT

Between

CHENIERE MARKETING, INC.

AND

GAZ DE FRANCE INTERNATIONAL TRADING S.A.S.

INDEX

CLAUSE	SUBJECT
1	Definitions and Interpretation
2	Sale and Purchase; Specific Orders
3	Quantity
4	Delivery Schedule
5	Quality
6	Shipping and LNG Receiving Facilities
7	Ship movements and unloading
8	Measurement, Sampling and Testing
9	Transfer of Title and Risk
10	Price and Payment
11	Taxes and Charges
12	Permissions and Approvals
13	Force Majeure
14	Liabilities
15	Governing Law and Arbitration
16	Safety
17	Term
18	General

Schedule A:	Form of the Specific Order
Schedule B:	Delivery Procedures - Measurement, Sampling and Testing
Schedule C:	Form of Notice of Arrival
Schedule D:	Form of Notice of Readiness
Schedule E:	Form of EX-SHIP Certificate of Volume on Unloading
Schedule F:	Form of EX-SHIP Certificate of Quality on Unloading

MASTER EX-SHIP LNG SALES AGREEMENT

THIS AGREEMENT is dated as of this 26th day of April, 2007,

BETWEEN:

CHENIERE MARKETING, INC. (“Cheniere”), a company incorporated under the laws of the State of Delaware, U.S.A., with an office at 700 Milam St., Suite 800, Houston, Texas 77002, U.S.A. (“Buyer” or “Seller” as the case may be, as specified in the Specific Order) of the one part, and

GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. (“GDF”), a wholly owned subsidiary company of Gaz de France S.A. incorporated under the laws of France, the registered office of which is situated at 2 rue Curnonsky, 75017 Paris, France and being registered in the Commercial Register under N° RCS 421 292 772 (“Seller” or “Buyer” as the case may be, as specified in the Specific Order) of the other part.

CHENIERE MARKETING, INC. and GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. are herein also referred to individually as a “Party” and collectively as the “Parties”.

This Agreement shall consist of the general terms and conditions herein and the special provisions and/or terms and conditions regarding a specific transaction confirmed in writing in substantially similar form to the pro forma Specific Order attached hereto as Schedule A.

WHEREAS:

A.	Either Party may have available for sale LNG during the term of this Agreement;

B.	Either Party may wish to purchase LNG during the term of this Agreement and may receive such LNG EX-SHIP at the Discharge Port;

C.	The Parties wish to enter into the sale and purchase of LNG in accordance with the following terms and conditions; and

D.	This agreement shall serve as the “Master EX-SHIP LNG Agreement” to cover transactions between the Parties which shall be described more specifically by each Specific Order, in the general form attached as Schedule “A”.

NOW THIS AGREEMENT WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1(1)	In this Agreement, unless the context otherwise requires:

“Adverse Weather Conditions” means weather and/or sea conditions actually experienced that are sufficiently severe to prevent an LNG Ship from proceeding to berth, unloading or departing from berth in accordance with the weather standards prescribed in published regulations in effect at the Discharge Port, or by order of the harbour master.

“Affected Party” has the meaning set forth in Sub-Clause 18(5).

“Affiliate” means, with respect to any Person, any other Person (excluding natural persons) that, directly or indirectly, (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with the first Person, where “own” means ownership of fifty percent (50%) or more of the equity interests, shares, quotas or rights to distributions on account of equity of the Person and “control” means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the legally binding relationship established by (i) this Master EX-SHIP LNG Sales Agreement (including all Schedules attached hereto) and (ii) the provisions contained in any effective Specific Order.

“Allowed Laytime” has the meaning set forth in Sub Clause 7(1.2) or Sub Clause 7(2.3) as the case may be.

“Arrival Period” means, with respect to a Specific Order, the range of time specified in that Specific Order which is the period when the arrival of the LNG Ship at the PBS (or its equivalent) is scheduled.

“BTU” means a British thermal unit, being the amount of heat equal to 1,055.06 Joule.

“Business Day” means any day (other than a Saturday and a Sunday) on which banks generally are open for business in the country of Buyer.

“Cargo Underdelivery Amount” has the meaning set forth in Sub-Clause 4(4).

“Confidential Information” has the meaning set forth in Sub-Clause 18(2).

“Day” means a period of twenty-four (24) consecutive hours commencing at 00.00 hours GMT (Greenwich Meridian Time) on any calendar day.

“Deemed Delivery Amount” has the meaning set forth in Sub-Clause 4(3).

“Delivery Point” means the point at the Discharge Port where the outlet flanges of the unloading lines of the LNG Ship connect with the inlet flanges of the unloading lines of the LNG Receiving Facilities.

“Demurrage” has the meaning set forth in Sub-Clause 7(8) and is payable at the rate set forth in the Specific Order.

“Discharge Port” means, with respect to a Specific Order, the port where the LNG shall be unloaded, as stated in that Specific Order.

“Dispute” has the meaning set forth in Sub-Clause 15(2).

“Estimated Treating Costs” has the meaning set forth in Sub-Clause 5(2).

“ETA” means, with respect to a given LNG Ship, the estimated time of arrival of such LNG Ship at the Discharge Port.

“Euro(s)” or “EUR” means the single legal currency adopted by those member states of the European Union participating in the third stage of the Economic and Monetary Union.

“European Union” means the European Union as established by the treaty of Rome dated 25 March 1957 (as amended by subsequent treaties) and comprising each member state.

“Execution Date” means the date of this Master EX-SHIP LNG Sales Agreement.

“Expert” means an independent expert appointed to resolve a dispute of a technical nature between the Parties pursuant to Sub-Clause 8(7).

“EX-SHIP” means Delivered Ex-Ship (DES) as per Incoterms 2000 (International Rules for the Interpretation of Trade Terms, as published by the International Chamber of Commerce, edition 2000), as modified herein. Should any specific provision of this Master EX-SHIP LNG Sales Agreement or of a Specific Order conflict with the terms contained in the Incoterms 2000 definition, then the specific provision of the Agreement shall prevail.

“EX-SHIP Certificate of Quality on Unloading” has the meaning set forth in Sub-Clause 8(3), which certificate shall be substantially in the form set forth in Schedule F.

“EX-SHIP Certificate of Volume on Unloading” has the meaning set forth in Sub-Clause 8(2), which certificate shall be substantially in the form set forth in Schedule E.

“Force Majeure” has the meaning set forth in Sub-Clause 13(1).

“Force Majeure Notice” has the meaning set forth in Sub-Clause 13(1).

“Gross Heating Value (Volume Based)” means depending upon the customary units of measurement used at the place where it is calculated (a) the number of MJ produced by the complete combustion at a constant absolute pressure of one decimal zero one three two five (1.01325) bar of one (1) Standard Cubic Metre of gas at a temperature of fifteen (15) degrees Celsius with excess air at the same temperature and pressure as the gas when the products of combustion are cooled to fifteen (15) degrees Celsius and when the water formed by combustion is condensed to the liquid state and the products of combustion contain the same total mass of water vapour as the gas and air before combustion; and for avoidance of doubt calorific value shall be real as defined in ISO 6976:1995 or (b) the quantity of heat, expressed in BTU, produced by the complete combustion in air of one (1) Cubic Foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air and after condensation of the water formed by combustion.

“Gross Heating Value (Mass Based)” means when expressed in MJ/kg, the quantity of heat produced by the complete combustion in dry air of one (1) kilogram mass of dry gas and the condensation of all the water formed, with the initial and final temperature and pressure being fifteen (15) degrees Celsius and one hundred one decimal three two five (101.325) kilopascals respectively or (b) the quantity of heat, expressed in BTU/lbm, the quantity of heat produced by the complete combustion in dry air of one (1) pound mass of dry gas and the condensation of all water formed, with the initial and the final temperature and pressure being sixty (60) degrees Fahrenheit and an abolute pressure of fourteen decimal six nine six (14.696) pounds per square inch respectively.

“ICC” means the International Chamber of Commerce.

“ICC Court” means the Court of Arbitration of the International Chamber of Commerce.

“Independent Surveyor” means an independent surveyor appointed pursuant to Sub-Clause 8(6) to witness the unloading and the calculation of the Quantity Delivered.

“International Standards” means the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels and liquefaction, storage facilities and unloading terminals established by:

(a) The International Maritime Organisation (IMO), the Oil Companies International Marine Forum (OCIMF), or the Society of International Gas Tanker and Terminal Operators (SIGTTO); or

(b)    Any other internationally recognised agency or organisation with whose standards and practices it is customary for reasonable and prudent owners or operators of such vessels or of such facilities and terminals to comply.

“Isle of Grain Terminal” means the LNG Receiving Facilities known as the Isle of Grain LNG Terminal, located in at the Isle of Grain, Kent, England, where Buyer or Buyer’s Affiliates owns capacity rights, fully available for the berthing of LNG ships, the unloading, receiving and storing of LNG, and the regasification and send out of LNG, where Buyer or Buyer’s Affiliates have a terminal use agreement or other enforceable right of access and use.

“Joule” means the derived “SI unit of quantity of heat J” as defined in “ISO 1000 SI units and recommendations for the use of their multiples and of certain other units”.

“kWh” means a quantity of energy equal to three decimal six million (3.6 x 106) Joules.

“Laytime” has the meaning set forth in Clause 7.

“LNG” means liquefied natural gas, complying with the specifications set out in Sub-Clause 5(1), being a mixture of hydrocarbons produced at Seller’s Facilities.

“LNG Capacity” means, with respect to a Specific Order, the LNG shipping gross capacity of the LNG Ship, expressed in cubic meters, as stated in that Specific Order.

“LNG Receiving Facilities” means the facilities at the Discharge Port for arrival and berthing of LNG Ships and the receipt, storage and regasification of LNG.

“LNG Ship” means, with respect to a Specific Order, the vessel designed, constructed, equipped and maintained to load, carry and deliver LNG, nominated in that Specific Order and used by Seller pursuant to this Agreement.

“Loading Port” means, with respect to a Specific Order, the port where the LNG shall be loaded, as stated in that Specific Order.

“MARPOL” means the IMO’s International Convention for the Prevention of Pollution from Ships 1973, as modified by the Protocol of 1978 relating thereto (the “MARPOL 73-78 Convention”), and as supplemented by amendments to the MARPOL 73-78 Convention entering into force from time to time.

“MJ” means one million (1,000,000) Joules.

“MMBtu” means one million (1,000,000) Btu.

“MWh” means one thousand (1000) kWh.

“Natural Gas” means a combustible mixture of hydrocarbon gases with or without inert and/or impurities of which the major component shall be methane and which is in the gaseous phase at a pressure of one hundred one thousand, three hundred twenty-five (101,325) Pascals and at the temperature of zero degree Celsius (0°C).

“Net Proceeds” has the meaning set forth in Sub-Clause 4(3).

“Nominal Quantity” means, with respect to a given cargo of LNG delivered under this Agreement, the nominal quantity specified in the Specific Order applicable to such cargo.

“Normal Cubic Meter” or “Nm3” of Natural Gas means the quantity of dry real Natural Gas which at zero (0) degree Celsius and at an absolute pressure of one decimal zero one three two five (1.01325) bar and when free of water vapor occupies the volume of one (1) cubic meter.

“Notice of Arrival” or “NOA” means a notice given, substantially in the form set forth in Schedule C, by the LNG Ship, as defined in Sub-Clause 7.1.1.

“Notice of Readiness” means a notice given, substantially in the form set forth in Schedule D, by the LNG Ship to the operator of the LNG Receiving Facilities as defined in Sub-Clause 7(1.1) (or 7(2.2) if the Discharge Port is at Isle of Grain Terminal or at the US LNG Terminals).

“Party” means either Buyer or Seller.

“Payee” has the meaning set forth in Sub-Clause 10(4).

“Payor” has the meaning set forth in Sub-Clause 10(4).

“Person” includes any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, governmental authority or other entity or association.

“PBS” means the customary pilot boarding station or the customary alternative waiting area as determined by the proper port authorities at the Discharge Port.

“Quantity Delivered” means the quantity of energy expressed in MMBtu contained in a cargo of LNG unloaded under a Specific Order as per the EX-SHIP Certificate of Volume on Unloading and the EX-SHIP Certificate of Quality on Unloading.

“Reasonable and Prudent Operator” refers to the standard of care to be exercised by a Party in performing its obligations hereunder and means the degree of diligence, prudence and foresight reasonably and ordinarily exercised by an experienced operator engaged in the same line of business under the same or similar circumstances and conditions having due consideration to the interests of the other Party.

“Rules” means the Rules of Arbitration of the International Chamber of Commerce.

“Seller’s Facilities” means the liquefaction plant, storage and loading facilities at the Loading Port.

“Specific Order” means the agreement entered into, from time to time, by the Parties substantially in the form set forth in Schedule A to this Agreement, such document being a confirmation of additional terms and conditions applicable to the sale and purchase of a specific quantity of LNG.

“Specifications” has the meaning set forth in Sub-Clause 5(1).

“SOLAS” means the International Convention for the Safety of Life at Sea, 1974, and the related Protocol of 1978, both as supplemented by amendments entering into force from time to time.

“Standard Cubic Feet” or “Scf” means, in relation to gas, the quantity of dry real gas, at a temperature of sixty (60) degrees Fahrenheit and an abolute pressure of fourteen decimal six nine six (14.696) pounds per square inch respectively.

“Standard Cubic Metre” or “Sm3” means, in relation to gas, the quantity of dry real gas, at a temperature of fifteen (15) degree Celsius and a pressure of one hundred one decimal three two five (101.325) kilopascals absolute contained in a volume of one (1) cubic metre.

“STCW” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended 1995.

“Taxes” has the meaning set forth in Sub-Clause 11(2).

“USD” or “US$” means the legal currency of the United States of America.

“US LNG Terminals” means the LNG Receiving Facilities known as the Sabine Pass LNG Terminal, located in Cameron Parish, Louisiana, and any other terminal in North America where Buyer or Buyer’s Affiliates owns capacity rights, fully available for the berthing of LNG ships, the unloading, receiving and storing of LNG, and the regasification and send out of LNG, where Buyer or Buyer’s Affiliates have a terminal use agreement or other enforceable right of access and use.

“Wobbe Index Value” equals the superior calorific value on a volumetric basis at the following specified conditions (15 °C; 1.01325 bar) for the combustion and at (15 °C; 1.01325 bar) for volume divided by the square root of the relative density at the same specified metering conditions (ISO 6976: 1995).

1(2)

Except as otherwise defined or for deliveries into the United States where the United States customary units shall be used, units of measurements and then prefixes shall be based on the metric system in accordance with ISO 1000: 1992 or any later version “SI Units and recommendations for the use of their multiples and certain other units”.

1(3)

Unless otherwise provided in this Agreement, words denoting the singular shall have the corresponding meaning when used in the plural and vice-versa. References to any gender include all others if applicable in the context.

1(4)	The index and headings to Clauses are inserted for convenience of reference only and shall not affect the construction of this Agreement.

1(5)	If any specific provision of a Specific Order conflicts with the terms contained in this Master EX-SHIP LNG Sales Agreement, then the specific provision of the Specific Order shall prevail.

2.	SALE AND PURCHASE; SPECIFIC ORDERS

2(1)

This Agreement applies to the sale and purchase of LNG; provided, however, that neither Party shall have any obligations or liabilities with respect to the sale or purchase of a specific quantity of LNG unless and until both Parties have executed a Specific Order with respect to such specific quantity of LNG.

2(2)

In accordance with the terms of this Agreement, Seller agrees to sell and deliver LNG to Buyer and Buyer agrees to purchase, receive and pay Seller for the Quantity Delivered under a Specific Order or pay for the Nominal Quantity pursuant to Sub-Clause 4(3).

2(3)

The LNG Ship shall be provided by Seller, as specified in the relevant Specific Order and at its expense, for the delivery of LNG pursuant to this Agreement. Except as otherwise agreed in the relevant Specific Order, LNG shall be sold in full and complete cargoes.

3.	QUANTITY

The number of full cargoes of LNG to be sold and purchased under this Agreement shall be specified in the relevant Specific Order(s) executed by the Parties pursuant to this Agreement.

4.	DELIVERY SCHEDULE

4(1)

If the LNG Ship issues its Notice of Arrival at the PBS of the Discharge Port (or its Notice of Readiness in the case of Discharge Port being at the Isle of Grain Terminal or at the US LNG Terminals), during the Arrival Period specified in the Specific Order, (i) as between LNG cargoes being purchased or to be received by Buyer, Buyer shall ensure that the LNG Ship has the highest priority in berthing that is available to Buyer under its terminal use agreement (or any other applicable agreement giving Buyer capacity rights at the LNG Receiving Facilities) with the operator of the LNG Receiving Facilities, (ii) Seller shall deliver LNG to Buyer at the Delivery Point; and (iii) Buyer shall receive LNG at the LNG Receiving Facility in accordance with the usual procedures for such LNG Receiving Facility.

4(2)

In case the LNG Ship issues its Notice of Arrival (or Notice of Readiness if at the Isle of Grain Terminal or at the US LNG Terminals) before or after the Arrival Period but within forty-eight (48) hours of the Arrival Period, Buyer shall make all reasonable endeavours to berth the LNG Ship as soon as practicable following the issuance of the Notice of Arrival (or Notice of Readiness if at the Isle of Grain Terminal or at the US LNG Terminals).

4(3)

If Buyer fails, for any reason other than Force Majeure or Adverse Weather Conditions or the default of the Seller, to receive an LNG cargo in accordance with the provisions of this Agreement, Seller and Buyer shall use reasonable efforts to find a mutually and acceptable arrangement. In case the Seller and Buyer are unable to agree in good faith within a period of forty-eight (48) hours after the expiry of the Arrival Period, or such longer period as the Parties may agree to, on a date and time for berthing the LNG Ship and unloading the LNG cargo at the LNG Receiving Facilities, then the LNG Ship shall be entitled to depart from the Discharge Port and Seller shall be entitled to receive liquidated damages from Buyer (the “Deemed Delivery Amount”). The Deemed

Delivery Amount shall be paid by Buyer in accordance with Clause 10 and shall be calculated as: (P x Q) where P is the Price as defined in the relevant Specific Order applicable to such cargo, and where Q is the Nominal Quantity specified in the Specific Order.

Payment of the Deemed Delivery Amount, in addition to Demurrage, if any, shall be Seller’s sole and exclusive remedy in damages for the failure by Buyer to receive LNG. In the event Seller is able to complete a sale of the LNG cargo that Buyer failed to receive to a third party, Buyer shall be entitled to receive the net proceeds of such sale realized by Seller from such third party (being the total proceeds received from the sale to such third party less all fees, commissions, duties, expenses and costs of sale, and other LNG Ship expenses (including but not limited to bunkering and hire) over and above those costs which would have been incurred in transporting the cargo to LNG Receiving Facilities (the “Net Proceeds”); provided, however, that if the Net Proceeds exceed the total amount paid or payable by Buyer in respect of such cargo, the difference between such Net Proceeds and the amount paid or payable by Buyer shall be retained by Seller for its own account.

4(4)

If for any reason other than Force Majeure or Adverse Weather Conditions or Buyer’s default, Seller is unable or fails to deliver an LNG cargo to Buyer in accordance with the provisions of this Agreement, Seller and Buyer shall use reasonable efforts to find a mutually and acceptable arrangement. In case the Seller and Buyer are unable to agree in good faith within a period of forty-eight (48) hours after the expiry of the Arrival Period, or such longer period as the Parties may agree to, on a date and time for berthing the LNG Ship and unloading the LNG cargo at the LNG Receiving Facilities, then Seller shall pay to Buyer, in accordance with Clause 10, damages (the “Cargo Underdelivery Amount”) as defined in the Specific Order.

Payment of the Cargo Underdelivery Amount shall be Buyer’s sole and exclusive remedy for the failure by Seller to deliver any cargo and Seller shall not be obliged to sell or deliver any replacement cargo to Buyer.

5.	QUALITY

5(1)	The LNG sold hereunder shall, at the time of unloading at the Discharge Port, comply with the quality specifications (“Specifications”) set forth in the Specific Order applicable to such cargo of LNG.

5(2)

After completion of loading, if, in the opinion of Seller, the quality of the LNG may fail to comply with the Specifications, Seller shall notify Buyer of the expected quality of the LNG (at the time of unloading) as soon as reasonably practicable. Buyer shall provide Seller, promptly after the reception of the above mentioned notification, with a reasonable and documented estimate of the costs to treat the LNG (if such treatment is possible) and the costs to remedy any direct damage to the LNG Receiving Facilities arising from the LNG being unloaded there (“Estimated Treating Costs”). If Seller accepts to pay such Estimated Treating Costs, then, subject to the agreement of the operator of the LNG Receiving Facilities, the Buyer shall have the obligation to accept the cargo subject to the cargo being treated as agreed; payment of actual documented treating costs up to the Estimated Treating Costs, shall constitute Buyer’s sole and exclusive remedy for any damages arising from the LNG not complying with the Specifications. If after completion of unloading, such cargo was indeed to comply with the Specifications, Seller shall be relieved of its obligation to pay Estimated Treating Costs. If it is not possible to treat the LNG or the Seller does not accept to pay the Estimated Treating Costs then the Buyer shall have the right to reject that cargo and in such case the Seller shall pay the Buyer the Cargo Underdelivery Amount.

5(3)

In the event that it is discovered at the time of unloading, excluding the situation described in 5(2), that the quality of LNG as per EX-SHIP Certificate of Quality on Unloading materially fails to comply with the Specifications applicable to such cargo if ascertained before completion of unloading or the issuance of the Ex-Ship Certificate of Quality on Unloading, Seller agrees to reimburse Buyer for any reasonable actual documented direct costs incurred by Buyer in treating such LNG received at the LNG Receiving Facilities and in remedying any direct damage to the LNG Receiving Facilities (including any amount for which the Buyer may be liable to the operator of the LNG Receiving Facilities) arising from the LNG being unloaded there, by reason of it being out of Specifications.

In the above circumstances the Buyer shall be obliged to accept the LNG still to be delivered unless the operator of the LNG Receiving Facilities has refused to accept the LNG by reason of its being out of the Specifications, after Buyer having duly used reasonable efforts to cause the operator of the LNG Receiving Facilities to accept each cargo of LNG that can be processed at the LNG Receiving Facilities, in which case Buyer shall have the right to reject the remaining LNG, subject to the LNG Ship can operate and leave the berth safely.

5(4)	Buyer shall promptly invoice Seller for amounts due under Sub-Clause 5(2). Seller shall pay Buyer in immediately available funds within ten (10) Business Days after receipt of such invoice.

Any payments paid by Seller and due under Sub-Clause 5(2) shall be Buyer’s sole and exclusive remedy for Seller’s failure to comply with the Specifications.

6.	SHIPPING AND LNG RECEIVING FACILITIES

6(1)

Seller shall, during the term of this Agreement, cause the LNG Ship to be provided, maintained and operated in good working order, such that Seller is able to fulfil its obligations under this Agreement and shall give Buyer a reasonable opportunity to vet and inspect the LNG Ship at Buyer’s sole risk and costs. Seller shall cause the LNG Ship to be maintained, operated, equipped and manned at all times throughout the period of supply of LNG pursuant to a Specific Order so as to be able to meet all applicable laws, requirements of the country of LNG Ship registry and of the authorities of the Discharge Port (including the International Ship and Port Facilities Security Code and in the US, the Maritime Transportation Security Act of 2002), the requirements of LNG Receiving Facilities (applicable to all users of such facility on a non-discriminatory basis) and maritime regulations of the International Maritime Organisation (IMO) and STCW (or other applicable International Standards as may be issued in replacement thereof) required in the countries in which the LNG Ship will call, and the industry recommendations and guidelines of the Oil Companies International Marine Forum (OCIMF) and the Society of International Gas Tanker & Terminal Operators (SIGTTO). In that respect Seller shall ensure that the LNG Ship (i) complies in all respects with the standards established by SOLAS, the International Management Code for the Safe Operation of Ships and for Pollution Prevention (ISM Code), the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk (IGC Code), (ii) has discharge and emission levels within MARPOL guidelines and (iii) is designed and constructed in accordance with the rules and regulations of, and maintained in class with a member of the International Association of Classification Societies (IACS).

6(2)

Buyer shall, at all times throughout the period of supply of LNG pursuant to a Specific Order, cause the LNG Receiving Facilities to be maintained and operated in good working order and in a safe and efficient manner and shall use reasonable endeavours to give Seller an opportunity to inspect at its sole risk and cost, the LNG Receiving Facilities.

The LNG Receiving Facilities shall include a line for vaporized gas, so that the unloading can be undertaken in a safe manner. Seller and Buyer shall agree on the conditions as to quantity, rate, pressure and temperature with regard to the capability of the relevant facilities to ensure safe unloading, as the case may be.

6(3)	Prior to the execution of any Specific Order, Buyer shall provide Seller with the specifications of the LNG Receiving Facilities, Seller shall provide Buyer with the specification of the LNG Ship and Buyer and Seller shall confirm that the LNG Ship is compatible with the LNG Receiving Facilities. The Parties will provide each other reasonable assistance in making such determination. Execution of the relevant Specific Order shall constitute acknowledgement by Buyer and Seller that, as of the date of execution of such Specific Order, the LNG Ship and the LNG Receiving Facilities are compatible with each other. Following such acknowledgement, neither Party shall take any action that would render the LNG Ship and the LNG Receiving Facilities incompatible with each other and, subject to any applicable laws, regulations or governmental or port authority directives or orders, Seller shall not permit or make any modification to the LNG Ship which could affect the compatibility with the LNG Receiving Facilities without Buyer’s prior written consent, such consent not to be unreasonably withheld taking into account the compatibility of the LNG Receiving Facilities with the LNG Ship, and Buyer shall not permit or make any modification to the LNG Receiving Facilities which could affect the compatibility with the LNG Ship following such acknowledgement.

6(4)

If the approved LNG Ship and LNG Receiving Facilities should prove not to be compatible, the Parties shall consult and co-operate with a view to agreeing upon a course of action which will permit this Agreement and the applicable Specific Order to be performed.

6(5)

Seller may, subject to prior consent of Buyer, which shall not be unreasonably withheld provided the Buyer has been given a reasonable opportunity to inspect and vet the ship and the ship meets its vetting requirements, substitute another LNG Ship other than the one named in the Specific Order, provided that such LNG Ship is compatible with the Discharge Port and the LNG Receiving Facilities.

6(6)

Subject to Clauses 7.4 and 11, all LNG Ship charges at the Discharge Port shall be paid by Seller. This includes the use in any manner of tugs, pilots, escort vessels or other support vessels used in connection with the safe berthing of the LNG Ship, including such assistance or use required by the port authorities or regulations or usual practice in the Discharge Port and the LNG Receiving Facilities (applicable to all users of such facility on a non-discriminatory basis). All such assistance and services shall be used by the Seller at its sole risks.

In addition, in case Buyer should request any further specific assistance, then such expenses shall be borne by Buyer.

7.	SHIP MOVEMENTS AND UNLOADING

7(1)	General

7(1.1)	Seller shall ensure that the LNG Ship gives Buyer and the operator of the LNG Receiving Facilities the following notices mentioning its ETA at the PBS of the Discharge Port :

(a) on departure from the port where its last call took place;

(b) seven (7) Days prior to the ETA;

(c) seventy-two (72), forty-eight (48) and twenty-four (24) hours prior to the ETA;

(d) the Notice of Arrival (NOA) shall be sent when the LNG Ship has arrived at the PBS; and

(e) the Notice of Readiness shall be sent after:

(i) the LNG Ship is safely moored alongside the berth,

(ii) the measurement on board the LNG Ship and the connection of the loading arms has taken place, and

(iii) the LNG ship has obtained all authorizations necessary to discharge such cargo of LNG.

The notices required under paragraphs (b) and (c) hereunder shall be adapted to comply with the requirements of the Discharge Port authorities or the operators of the LNG Receiving Facilities as are notified to Seller by Buyer, prior to the execution of a Specific Order.

7(1.2)	The time used in unloading the LNG Ship (“Laytime”) shall begin to count at the earlier of:

(i) Six hours after issuing the Notice of Arrival if the LNG Ship issues such notice during the Arrival Period or less than six hours prior to it,

(ii) At the time of the beginning of the Arrival Period, if the LNG Ship issues its NOA, at least six hours before the commencement of the Arrival Period,

(iii) when the LNG Ship is safely moored and ready to discharge.

provided that:

a)      if the Discharge Port has night-time or tidal restrictions and the LNG Ship has issued its NOA at a time of Day which does not permit the LNG Ship to commence its voyage from the PBS to the Delivery Point under the applicable rules or regulations applying to the Discharge Port at that time, then the LNG Ship shall be deemed to have issued its NOA at the time when the Discharge Port opens or permits the LNG Ship to commence its voyage from the PBS to the Delivery Point

b) if the LNG Ship issues its NOA after the Arrival Period, time shall begin to count on the commencement of unloading of the LNG Ship; and

Laytime shall be deemed to be completed and time shall cease to count when the LNG Ship passes the PBS outbound.

The Allowed Laytime under this Sub-Clause 7(1) shall be as specified in the relevant Specific Order subject to any applicable extension. Allowed Laytime shall be extended by the time during which proceeding from the PBS, anchorage, berthing, unloading or proceeding to the PBS outbound is delayed or hindered by:

(i) events of Force Majeure,

(ii) acts or omissions of Seller,

(iii) reasons attributable to the LNG Ship or her owner, operator or manager, or

(iv) reasons attributable to any employee or agent of any of the foregoing Persons described in Sub-Clauses (ii) and (iii) above.

7(2)	Discharge Port at the Isle of Grain Terminal or at the US LNG Terminals

7(2.1)	The Seller shall give notice to the operator of the LNG Receiving Facilities, as soon as reasonably practicable after the LNG Ship’s departure from the Loading Port, setting out the following:

(i) the name of the LNG Ship;

(ii) the ETA of the LNG Ship;

(iii) details of any operational deficiencies in the LNG Ship that may affect its operations in the Discharge Port or at the LNG Receiving Facilities;

(iv) the quality, density and volume of LNG loaded;

(v) the estimated quality, density and volume of LNG to be unloaded; and

(vi) the estimated temperature of the LNG and temperature and pressure of the vapour in the tanks of the LNG Ship upon arrival at the LNG Receiving Facilities;

and the Seller shall promptly inform the Buyer and the operator of the LNG Receiving Facilities of any change in the foregoing.

The Seller shall give notice to the Buyer and to the operator of the LNG Receiving Facilities, and shall update the latest such notice in the event of a change of ETA of more than a specified period, as follows:

Time when notice to be given	Content of notice	Change of ETA requiring updated notice
96 hours before current ETA	Confirmed or updated ETA	6 hours

72 hours before current ETA	Confirmed or updated ETA	6 hours

48 hours before current ETA	Confirmed or updated ETA	6 hours

24 hours before current ETA	Confirmed or updated ETA	2 hours

12 hours before current ETA	Confirmed or updated ETA	1 hour

5 hours before ETA	Confirmed or updated ETA	Any change

7(2.2)

When the LNG Ship has arrived at the PBS or customary anchorage at the Discharge Port, has taken on board the pilot, has received all necessary port clearances and is ready and able to proceed to berth and unload LNG, the Seller shall give a Notice of Readiness to the operator of the LNG Receiving Facilities, provided, however, that

(i) in the event the LNG Ship arrives at the Discharge Port and gives Notice of Readiness prior to the Arrival Period, the Notice of Readiness shall be deemed effective at the earlier of:

(a) on the first hour of the Arrival Period; and

(b) the time at which unloading commences;

(ii)    in the event the LNG Ship gives Notice of Readiness after the Arrival Period, the Notice of Readiness shall be deemed effective when and if the operator of the LNG Receiving Facilities notifies the Seller that the LNG Ship may proceed to berth.

7(2.3)	The Allowed Laytime shall be as specified in the Specific Order, subject to any applicable extension.

Allowed Laytime shall be extended by any period of delay which is caused by one or more of the following:

(i)     reasons attributable to the Seller, the LNG Ship or her master, crew, owner or operator; or any of the agents or contractors of any of the foregoing (such as tugs, line boats, service boats, fire boats or other escort vessels);

(ii) events of Force Majeure;

(iii) the compliance by the LNG Ship with Discharge Port regulations;

(iv) Adverse Weather Conditions;

Laytime used shall begin to count upon Notice of Readiness being given or (if later) becoming effective in accordance with Sub-Clause 7(2.2) and shall continue to run until the time at which the last unloading arm is disconnected and the LNG Ship is cleared for departure and is able to depart.

If any problem occurs or is foreseen to occur so as to cause delay to the LNG Ship in berthing, unloading or departing, the Seller, the Buyer and the operator of the LNG Receiving Facilities shall discuss it in good faith and use their reasonable endeavours to minimise or to avoid the delay, and at the same time shall co-operate with each other to find counter measures to minimise or to avoid the occurrence of any similar delay in the future.

7(3)	Upon the proper issuance by the LNG Ship of the Notice of Arrival (or Notice of Readiness in the case of unloading at the Isle of Grain Terminal or at the US LNG Terminals), and subject to the provisions of Clause 4, (i) Seller shall cause the LNG Ship to be berthed at the berth designated by the operator of the LNG Receiving Facilities, and (ii) Buyer shall co-operate and or cause the operator of the LNG Receiving Facilities to cooperate, in the LNG Ship being so berthed. If requested by Seller, Buyer shall endeavour to provide assistance to Seller, at Seller’s cost, in clearing the formalities required by the relevant authorities.

7(4)

Buyer shall exercise due diligence in arranging for the unloading of the LNG Ship at a safe berth, which Buyer shall provide free of charge to Seller. A safe berth being one which the LNG Ship can safely reach and leave and at which it can lie and unload, always safely afloat and safety moored alongside. The foregoing Sub-Clause shall not be construed to relieve the master of the LNG Ship from his obligations in respect of the safety of the LNG Ship and its crew.

7(5)

Buyer shall commence unloading or cause it to be commenced as soon as practicable after the completion of berthing and shall complete unloading or cause it to be completed safely, effectively and expeditiously. Seller shall cooperate and cause the operator or manager of the LNG Ship to cooperate in such unloading. Seller shall be entitled to retain the volume of LNG heel specified in the Specific Order.

7(6)

Seller shall cause the LNG Ship to depart safely and expeditiously from the berth as soon as practicable after the completion of unloading, and thereafter to proceed expeditiously to pass the PBS outbound.

Buyer shall co-operate, in a safe and expeditious departure of the LNG Ship from the berth.

7(7)

If any problem occurs or is foreseen to occur which will or may cause delay to the LNG Ship in berthing or unloading or departing, Buyer and Seller shall discuss it in good faith and use reasonable efforts to minimize or to avoid the delay.

7(8)

If Laytime used exceeds the Allowed Laytime as specified Sub-Clause 7(1) or 7(2) as the case may be, Buyer shall pay Demurrage to Seller at the daily rate specified in the Specific Order pro rata for every day, or part thereof.

8.	MEASUREMENT, SAMPLING AND TESTING

8(1)

Promptly after the completion of each loading of an LNG Ship at the Loading Port for a delivery under this Agreement, Seller shall notify Buyer, for operational purposes, by facsimile, of the quantity of LNG loaded, including its Gross Heating Value (Volume Based), hydrocarbon composition, density and trace levels.

8(2)

The volume in cubic meters of LNG of each shipment shall be measured at the Delivery Point by or on behalf of Seller following the procedures described in Schedule B. Seller shall, within twenty-four (24) hours following the completion of unloading, notify Buyer of the volume of LNG unloaded (the “EX-SHIP Certificate of Volume on Unloading”).

8(3)

The Gross Heating Value (Volume Based) of the LNG in each cargo shall be determined on unloading by the operator of the LNG Receiving Facilities of the Discharge Port by the method described in Schedule B. Buyer shall, within forty-eight (48) hours following the completion of unloading, notify Seller of the quality (the “EX-SHIP Certificate of Quality on Unloading”), or cause it to be notified to Seller. Buyer shall collect two (2) spot samples and retain samples for a period of at least thirty (30) Days after Buyer’s notification.

8(4)

Buyer shall calculate the Quantity Delivered or cause it to be calculated, using the results derived from the procedures specified in Sub-Clauses 8(2) and 8(3), and the method described in Schedule B. Buyer shall promptly notify such Quantity Delivered or cause it to be notified to the Seller. Such notification shall include all data and documents necessary to support the calculation of the Quantity Delivered.

8(5)	Either Party may have at its sole risk and cost a representative present to witness the measurement, sampling and testing of LNG.

8(6)

The Parties shall appoint a mutually acceptable Independent Surveyor to witness the unloading of each cargo of LNG and the calculation of the Quantity Delivered. Such Independent Surveyor shall be qualified by education, experience and training to monitor such LNG activity. The cost to engage such Independent Surveyor shall be equally shared by Seller and Buyer.

8(7)

If, as to the results obtained pursuant to Sub-Clauses 8(2), 8(3) or 8(4), either Party notifies a disagreement to the other Party, then the Parties shall jointly appoint an Expert. Such person shall be qualified by education, experience and training to determine the matter in dispute. Such person shall be required to fully disclose any interest or duty that conflicts or may conflict with his function under such appointment. Upon such disclosure, the Parties may appoint such person as an Expert only upon the prior written consent of both Parties in light of such conflicting interest or duty.

If, within twenty-one (21) Days of receipt of the notification of disagreement, the Parties fail to jointly appoint an Expert, either Party shall have the right to request the International Chamber of Commerce’s International Center for Expertise to

appoint such Expert. Such Expert shall act as an independent expert and not as an arbitrator and his findings of fact, which shall be rendered within ninety (90) Days of his appointment, shall be final and binding on the Parties save in case of fraud or manifest error or the failure by the Expert to disclose any relevant interest or duty which conflicts or may conflict with his appointment. The cost to engage such Expert shall be shared equally by Seller and Buyer. At the end of the process, the losing Party – if any – shall reimburse the other Party for the total amounts it has paid.

If a Party fails to comply with the decision of the Expert within thirty (30) Days of receipt thereof, then on the request of any Party, the disagreement shall be submitted to binding arbitration in accordance with Sub-Clause 15(2). The findings of fact of the Expert shall be binding on the arbitral tribunal except in the case of fraud or manifest error or the failure by the Expert to disclose any relevant interest or duty which conflicts or may conflict with his appointment. The full cost of the arbitration (including the reasonable attorneys’ fees of both Parties) shall be borne by the Party that fails to comply with the decision of the Expert, unless there is a finding of fraud or manifest error or the failure by the Expert to disclose any relevant interest or duty which conflicts or may conflict with his appointment.

If the Expert does not render a decision within ninety (90) Days of his appointment, at the request of any Party prior to the issuance of such decision, a new Expert shall be appointed under the provisions of this Agreement and upon acceptance of appointment by such new Expert, the appointment of the previous Expert shall cease.

9.	TRANSFER OF TITLE AND RISK

The title, the risk of loss and damage and any liabilities resulting from the LNG sold and purchased under this Agreement shall remain with Seller until transferred to Buyer upon delivery of the LNG by Seller at the Delivery Point.

The title, the risk of loss and damage and any liability resulting from Natural Gas vapour returned to the LNG Ship during unloading of LNG shall pass from Buyer to Seller as it passes the point at which the outlet flange of the vapour return line of the LNG Ship connects with the inlet flange of the vapour return line of the LNG Receiving Facilities.

10.	PRICE AND PAYMENT

10(1)	The price (“Price”) of LNG sold under this Agreement shall be specified in the relevant Specific Order.

10(2)

The amount payable by Buyer to Seller for each cargo of LNG sold under this Agreement shall be calculated by multiplying the Quantity Delivered as notified pursuant to Sub-Clause 8(4) by the Price specified in Sub-Clause 10(1), subtracting from the result the amount, if any, due from Seller to Buyer under Sub-Clause 5(2).

The amount payable shall be increased by the Demurrage due from Buyer to Seller, if any, as specified in Sub-Clause 7(8).

10(3)

Prior to the arrival of the LNG Ship at the Discharge Port, Seller or its representative shall furnish to Buyer any and all other documents concerning the cargo, as may reasonably be requested by Buyer, for the purposes of customs clearance at the Discharge Port.

Promptly following the completion of unloading or if Buyer fails to take delivery pursuant to Sub-Clause 4(3), Seller shall send to Buyer an invoice showing the amount payable calculated pursuant to Sub-Clause 10(2) together with the relevant supporting documents mentioned in Sub-Clause 8(4).

If Seller becomes obligated to pay Buyer any amount under Sub-Clause 4(4), Buyer shall send to Seller an invoice showing the amount payable pursuant to Sub-Clause 4(4).

If the LNG has a European Union origin, Seller shall provide Buyer a document certified by the customs of the country in which such LNG has been imported, in order to testify that the Quantity Delivered has a European Union origin.

10(4)

Upon receipt of an invoice pursuant to Sub-Clause 10(3), the Party receiving such invoice (the “Payor”) shall pay the amount payable under such invoice within twenty (20) Business Days from the date of receipt of such original invoice sent pursuant to Sub-Clause 10(3). Payment shall be made by wire transfer in the currency agreed upon in the Specific Order, free of all charges and without asserting any set-off or counter-claim or making any deduction into a bank account nominated by the Party submitting such invoice (the “Payee”).

10(5)

If, by the operation of any provision of Sub-Clause 8(7), the Quantity Delivered is not immediately determined as final, then Seller shall provide Buyer with a preliminary invoice as soon as practicable after the completion of unloading. Such preliminary invoice shall be issued showing the provisional Quantity Delivered, as estimated in good faith by the Seller, and/or the provisional price. Buyer shall pay such preliminary invoice in accordance with Sub-Clause 10(4). After final determination of the Quantity Delivered, and/or after the determination of the final LNG price, which shall not be unreasonably delayed, Seller shall promptly provide Buyer with a final invoice and the appropriate adjustment payment (including interest as calculated under Sub-Clause 10(7)) shall be made by Buyer or Seller (as applicable) to the other within twenty (20) Business Days from the date of receipt of the final invoice by Buyer.

10(6)

In the event the Payor disputes an invoice, it shall nevertheless make provisional payment of one hundred percent (100%) of the total amount thereof and shall immediately notify the Payee of the reasons for such disagreement, except that in the case of an obvious or manifest error or fraud in computation, the Payor shall pay the correct amount after disregarding such error or fraud. An invoice may be contested by the Payor, or modified by the Payee, by written notice delivered to the other Party within a period of sixty (60) Days after such receipt or sending, as the case may be. If no such notice is served, such invoice shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to an invoice pursuant to Sub-Clause 15(2), the amount of any overpayment or underpayment shall be paid by Seller or Buyer, as the case may be, to the other Party, together with interest thereon at the rate and conditions provided in Sub-Clause 10(7).

10(7)

If Buyer or Seller, as the case may be, fails to pay the other Party an amount due under any invoice or under the terms of this Agreement by the due date for payment, such non-paying Party shall pay interest thereon to the other Party for the period commencing on and including the next Day following the due date up to and including the Day when payment is made. Interest shall be calculated at the rate of two percents (2%) above:

(a)    the Euribor as quoted on the date when payment was due or, in case the Euribor is not available on such date on the first following date when such rate is published, if payment has to be made in Euros; where Euribor means the rate of interest per annum published by the European Central Bank for deposits in Euros for a three (3) month period representing the Euros interbank offered rates for this currency.;

(b)    the Libor as quoted on the date when payment was due or, in case the Libor is not available on such date on the first following date when such rate is published, if payment has to be made in USD; where Libor means the rate of interest per annum published by the British Bankers Association for deposits in USD for a three (3) month period.

Interest shall be calculated on the basis of a three hundred sixty-five (365) Days per year and shall be paid on the date when payment of the amount due is made.

11.	TAXES AND CHARGES

11(1)

All Taxes (as defined in Sub-Clause 11(2) below) related to a sale transaction covered by this Agreement arising in the country where the LNG Receiving Facilities are located shall be paid or borne by Buyer. Buyer shall reimburse Seller for any such Taxes, which Seller is obliged to pay. All Taxes related to a transaction covered by this Agreement arising in the country of the Loading Port shall be paid or borne by Seller. Seller shall reimburse Buyer for any such Taxes, which Buyer is obliged to pay.

11(2)

In this Clause, “Taxes” means all taxes (excluding any income tax), charges, royalties, duties or other imposts whatsoever levied by a government or duly constituted authority on the LNG sold, hereunder or on the Natural Gas from which it was derived or in respect of the act, right or privilege of producing, processing or selling that LNG or Natural Gas.

12.	PERMISSIONS AND APPROVALS

12(1)	Seller shall obtain or cause to be obtained all necessary permissions, authorizations, approvals and other requirements necessary to enable it to perform its obligations under this Agreement.

12(2)	Buyer shall obtain or cause to be obtained all necessary permissions, authorizations, approvals and other requirements necessary to enable it to perform its obligations under this Agreement.

12(3)	If all the permissions and approvals described in Sub-Clauses 12(1) and 12(2) are not obtained prior to the execution of a Specific Order, Seller and Buyer shall consult in good faith.

13.	FORCE MAJEURE

13(1)

A Party is not liable for a failure to fulfill an obligation under this Agreement (other than an obligation to pay money due) and is not in breach of this Agreement, if and to the extent to which fulfilment has been delayed, interfered with or prevented by Force Majeure, which shall be defined as any circumstance whatsoever that is beyond the reasonable control of the Party affected. The Party claiming Force Majeure shall give to the other Party, as soon as practicable after such Force Majeure occurs, notice of such Force Majeure (the “Force Majeure Notice”). Such Force Majeure Notice shall include in detail all information available about the circumstances, the relevant facts and consequences, and a statement of the steps and time believed necessary to remedy the Force Majeure situation, and shall reasonably allow access to its facilities affected by or relating to the Force Majeure for a site inspection if desired, at the expense and risk of the Party examining the site.

In this Agreement, provided the aforementioned requirements are met (including the requirement that the Force Majeure event be beyond the reasonable control of the claiming Party), “Force Majeure” includes but is not limited to:

(a)    acts of God, lightning, storm warnings, fog restrictions, earthquakes, fires, floods, shipwreck, navigational and maritime perils, explosions, acts of the public enemy, wars, civil and military disturbances, blockades, insurrections, riots, epidemics, quarantine restrictions;

(b)    the compliance by the Party affected with an act, order or demand of an international, national, port, transportation, local or other authority or agency or of any body or Person purporting to be or act for such an authority or agency;

(c) a strike or any other kind of labor dispute;

(d)    in the case of Seller, any circumstances relating to the loading of the LNG Ship at the Loading Port and/or the Seller’s Facilities or relating to the transport of the LNG, and which affect the ability of Seller to deliver the LNG at the LNG Receiving Facilities; and

(e)    in the case of Buyer, any circumstances, relating to the unloading of the LNG at the LNG Receiving Facilities or at the high pressure Natural Gas transmission pipeline directly connected to the LNG Receiving Facilities, which affect the ability of Buyer to receive and/or unload the LNG at the LNG Receiving Facilities.

Each of paragraphs (a), (b), (c), (d) and (e) of this Sub-Clause 13(1) shall be read and construed independently.

13(2)	In case of a Force Majeure situation, any Party claiming Force Majeure shall use reasonable endeavors:

(a) to eliminate the circumstance of Force Majeure relied on to enable it to resume full performance of its obligations; and

(b)    to minimize the effects of the circumstance of Force Majeure; provided, however, that (i) such Party claiming Force Majeure shall not be obliged to take any steps which would be beyond its control or would not be taken by a Reasonable and Prudent Operator and (ii) a strike or any other kind of labor dispute may be settled by the Party concerned at its absolute discretion.

13(3)

For the purpose of Sub-Clause 13(1), unless a circumstance is beyond the reasonable control of Seller or any or all of the following Persons who are in any way related to the circumstance, such circumstance shall be deemed to be within the reasonable control of Seller :

(a) the owner, operator, manager or charterer of the LNG Ship; and

(b) an employee, contractor or agent of one or more of the foregoing Persons or the Seller.

13(4)

For the purpose of Sub-Clause 13(1), unless a circumstance is beyond the reasonable control of Buyer or any or all of the following Persons who are in any way related to the circumstance, such circumstance shall be deemed to be within the reasonable control of Buyer :

(a) the owner, operator or delegated operator of the LNG Receiving Facilities; and

(b) an employee, contractor or agent of one or more of the foregoing Persons or the Buyer.

13(5)

In the event that, as a result of any circumstance of Force Majeure, Seller is not able or shall not be able to issue or cause to be issued the Notice of Arrival (or Notice of Readiness in case of Discharge Port being at the Isle of Grain Terminal or at the US LNG Terminals) during the Arrival Period or Buyer is not able or shall not be able to receive and unload a cargo pursuant to a Specific Order, the Parties shall use reasonable efforts to cause the delivery of and acceptance of such cargo following the Arrival Period; provided, however, if notwithstanding such efforts, the Parties are unable to agree within ten (10) Days following the end of the Arrival Period, then either Party shall be entitled (upon notice hereunder) to terminate the Specific Order concerned by such circumstance of Force Majeure without any obligations or liability of either Party hereto.

14.	LIABILITIES

14(1)

Except in the case of fraud, intentional act or omission or gross negligence, or where otherwise specified in this Agreement (if any) (a) liabilities of either Party to the other under this Agreement are limited to direct damages, losses, costs and expenses actually incurred by the affected Party and (b) neither Party (including its Affiliates) shall be liable to the other Party under this Agreement in contract, tort (including negligence) or otherwise howsoever, for or in respect of any special, indirect or consequential loss or damage, including any loss of income or profits as a result of any act or omission in the course of or in connection with the performance of this Agreement.

14(2)

Buyer shall be responsible for, and shall defend, indemnify and hold harmless Seller and its shareholders, partners, officers, directors, employees, representatives and agents, from and against, any and all losses, claims, costs and expenses arising with respect to any injury to or death of people or loss or damage to property of third parties arising directly from Buyer’s negligence, gross negligence or willful misconduct under this Agreement or from the LNG after custody thereof passes to Buyer at the Delivery Point.

14(3)

Seller shall be responsible for, and shall defend, indemnify and hold harmless Buyer and its shareholders, partners, officers, directors, employees, representatives and agents, from and against, any and all losses, claims, costs and expenses arising with respect to any injury to or death of people or loss or damage to property of third parties arising directly from Seller’s negligence, gross negligence or willful misconduct under this Agreement or from the LNG prior to custody thereof passing to Buyer at the Delivery Point.

14(4)

If either Party becomes aware of any matter in respect of which it is or may be entitled to be indemnified concerning this Agreement it shall promptly notify the indemnifying Party of such matter. If any action or claim has been brought against the indemnified Party by a third party in respect of such matter, the indemnifying Party shall be entitled at its expense to assume the defence of such action or claim in place of the indemnified Party using legal advisers approved by the indemnified Party (such approval not to be unreasonably withheld or delayed). The indemnified Party shall (subject to being indemnified to its reasonable satisfaction by the indemnifying Party against all actual direct and documented costs and expenses of so doing) take such action as the indemnifying Party may reasonably request in defending such action or claim.

15.	GOVERNING LAW AND ARBITRATION

15(1)	This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.

15(2)

Except for a disagreement pursuant to Sub-Clauses 8(2), 8(3) or 8(4) which shall be governed by Sub-Clause 8(7), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (the “Dispute”), which cannot be resolved by discussion in good faith between the Parties within sixty (60) Days from the receipt by a Party of notice of such Dispute shall be finally settled by arbitration in accordance with the Rules in force on the Execution Date. The number of arbitrators shall be three, one appointed by Buyer and one by Seller pursuant to the Rules, and the third appointed by the first two arbitrators within fifteen (15) Days after their confirmation by the ICC Court. If either Party fails to appoint an arbitrator or the two arbitrators appointed by the Parties fail to agree on the choice of the third arbitrator, the appointing authority is the chairperson or his equivalent of the ICC. The place of arbitration shall be Geneva, Switzerland. Any award shall be final and binding upon the Parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction (as per the New York Convention of 1958 on Recognition and Enforcement of foreign arbitral awards). The arbitration proceedings shall be conducted and the award shall be rendered in the English language. The prevailing Party shall be entitled to recover from the other Party the prevailing Party’s reasonable attorneys’ fees and expert witness’ fees incurred in connection with the arbitration.

16.	SAFETY

16(1)

Seller and Buyer recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement including the operation of facilities (for Buyer) and the transportation of LNG (for Seller). The Parties shall maintain high standards of safety in accordance with the generally accepted standards prevailing in the LNG industry.

16(2)

Seller and Buyer shall use reasonable efforts to ensure that their respective employees, agents, contractors and suppliers have due regard to safety and abide by all applicable laws and regulations while they are performing works and services within and around the area of the LNG Receiving Facilities and onboard the LNG Ship, as the case may be.

17.	TERM

This Agreement shall be in force for a primary term extending from the Execution Date through the last Day of the Option Period as defined in the GDF Transatlantic Option Agreement between the Parties dated of even date herewith. Thereafter, this Agreement shall remain in force unless and until a Party terminates the Agreement by thirty (30) Days prior written notice to the other Party and the other Party receives such written notice, provided that the obligations of the Parties as per any Specific Order agreed to prior to issuance of the notice of termination have to be performed before the effective termination of the Agreement.

18.	GENERAL

18(1)

Unless otherwise agreed, all notices to be given under this Agreement by one Party to the other are sufficiently given if in English, in writing and either delivered in person or sent by prepaid airmail or facsimile to the other Party at its address as it is specified in this Sub-Clause 18(1). Except for notifications pursuant to Sub-Clauses 7(1.1), 7(2.1), 7(2.2), 8(2) and 8(3), a notice given by facsimile shall be subsequently confirmed by letter, unless otherwise agreed, but without prejudice to the validity of the original notice.

• Cheniere Marketing, Inc.
700 Milam St., Suite 800
Houston, Texas 77002
U.S.A.
Attn.: Contract Administration
Fax:
Telephone

• Gaz de France International Trading S.A.S.

- For any notice concerning Payment :

	Post:	GAZ DE FRANCE INTERNATIONAL TRADING
Colisée IV – 14 rue Fructidor
75017 Paris, France
	Fax:	+ 33 1 41 66 06 06
	Attention:	LNG Back Office

- For any other notice :

	Post:	GAZ DE FRANCE INTERNATIONAL TRADING
Colisée IV – 14 rue Fructidor
75017 Paris, France
	Fax:	+33 1 41 66 02 97 / +33 1 41 66 01 29
	Attention:	Manager – Operations
and Assistant Vice President – LNG

Each Party is entitled to modify its above-mentioned contact addresses, numbers and names upon two (2) Days prior notice served to the other Party by registered mail.

18(2)

The Parties agree to treat this Agreement and all information, whether written or oral, which is not known by or available to the public and which concerns the contents of this Agreement as strictly confidential (the “Confidential Information”). The Parties agree not to disclose any Confidential Information to any third party without the prior written consent of the other Party hereto, except for such information required to be disclosed by either Party to its employees, independent contractors, agents, professional advisers and Affiliates who have a need to know such information for performing under this Agreement, to any court or governmental authority requiring such, or to any other appropriate third party to the extent necessary to comply with any legal or governmental requirement (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party or its Affiliates and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. For disclosure by either Party of Confidential Information to the operators of the Loading Port, Discharge Port, LNG Receiving Facilities or LNG Ships to the extent necessary to comply with such Party’s obligations under this Agreement, such prior written consent of the other Party shall not be unreasonably withheld. Except in the case of such information already forming part of the public domain, such disclosing Party shall use all reasonable efforts to ensure that the third party receiving such Confidential Information maintains its confidentiality. This Sub-Clause shall remain in force for three (3) years after the termination of this Agreement. The Parties acknowledge that this Agreement will be filed with the United States Securities Exchange Commission.

18(3)	Neither Party may assign any of its rights and obligations under this Agreement without first obtaining the consent in writing of the other Party.

Notwithstanding the above, a Party may assign its rights and obligations in respect of a transaction (as originated in a Specific Order) to an Affiliate or a financial institution (a bank or other financial entity having assets of at least one (1) Billion USD) to secure such Party’s indebtedness on notice to, but without the consent of, the other Party; provided, however, that in such circumstances until the consent of the other Party is obtained the assignor shall not be relieved of any obligations that such Affiliate fails to perform.

18(4)	In the event Buyer shall:

(i) make an assignment or any general arrangement for the benefit of creditors;

(ii)    default in the payment of undisputed amounts due to Seller under this Agreement, which default is not remedied within ten (10) Days of written notice from Seller requiring such remedy under this Agreement;

(iii)  file a petition or otherwise commence, authorize, or acquiesce in the commencement of an proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition files or proceeding commenced against it;

(iv) otherwise become bankrupt or insolvent (however evidenced);

(v) be unable to pay its debts as they fall due; or

(vi)   fail to give adequate security for or assurance of its ability to perform its further obligations under this Agreement within five (5) Days of a reasonable and substantiated request notified by Seller;

then, notwithstanding any provision to the contrary in this Agreement, Seller shall have the right to either suspend its obligations under this Agreement or terminate the Agreement forthwith on written notice, in addition to any and all other remedies, available hereunder or pursuant to law.

18(5)	[INTENTIONALLY LEFT BLANK]

18(6)

The failure of either Party at any time to require performance of any provision of this Agreement shall not affect its right to require subsequent performance pursuant to that provision, nor shall the waiver by either Party of any breach of any provision or this Agreement be deemed to be a waiver of any subsequent breach of such provision or a waiver of any other provision of this Agreement.

18(7)

This Agreement constitutes the entire agreement between the Parties on the subject matter of this Agreement and supersedes and replaces any provisions on that subject contained in any other agreement between the Parties, whether written or oral entered into by the Parties prior to the date of execution hereof, provided that nothing in this Agreement shall operate to limit or exclude any liability for fraud.

18(8)	This Agreement may not be amended except by an instrument in writing signed by the Parties or by a Specific Order.

18(9)

Subject to the rights that may accrue to any successor or permitted assigns of the Parties, no provision of this Agreement shall be construed as creating any rights enforceable by a third party and all third party rights implied by law are, to the extent permissible by law, excluded from this Agreement. and accordingly the Agreement may be varied or amended without the consent of any third party.

18(10)

If any provision or part of a provision of this Agreement is found by a court or authority of competent jurisdiction to be void or unenforceable, that provision or part of a provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect. The parties shall in this event seek to agree upon a valid and enforceable provision or part of a provision to replace the provision or part of a provision found to be void or unenforceable.

18(11)

Each Party hereby acknowledges that certain laws of the various jurisdictions where this Agreement is to be performed (including without limitation, the United States Foreign Corrupt Practices Act and the European Union anti-bribery and corruption laws), prohibit any Person from offering to make or making any payment of money or anything of value, directly or indirectly, to any governmental official, political party, candidate for political office or official of a public international organization for the purpose of obtaining or retaining business or providing an improper advantage. Each Party hereby represents, warrants and covenants to the other Party that, in the performance of its obligations hereunder, it has not made or offered to make, and will not make or offer to make, any such prohibited payment. In the event of a breach of any such laws, the non-breaching Party may, in its sole discretion, terminate this Agreement and the Party in breach shall fully indemnify (on an after tax basis), protect, defend and hold harmless the other Party and its Affiliates, officers, directors, agents and employees from and against any and all claims, losses and liabilities attributable to any such breach. The provisions of this Sub-Clause shall survive any termination of this Agreement.

18(12)	Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from (i) any expert determination or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

IN WITNESS WHEREOF, the Parties have executed this Master EX-SHIP LNG Sales Agreement on the date first written hereinabove.

Signed for and on behalf of		Signed for and on behalf of

GAZ DE FRANCE INTERNATIONAL TRADING, S.A.S.		CHENIERE MARKETING, INC.

By:	/s/ Edward Savvage	By:	/s/ Keith Meyer
Name:	Edward Savvage	Name:	Keith Meyer
Title:	President	Title:	President

“Schedule A”

Form of the Specific Order

Specific Order N° : [*]

Between :	GAZ DE FRANCE INTERNATIONAL TRADING, S.A.S. as[ Seller / Buyer]
And :	CHENIERE MARKETING, INC. , as[ Seller / Buyer]

Referring to MASTER EX-SHIP LNG SALES AGREEMENT between CHENIERE MARKETING, INC. and GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. signed the , Seller and Buyer agree on the following:

The quantities shall correspond to [*] full cargo(es) of LNG on an EX-SHIP basis.

The Nominal Quantity applicable to each such cargo shall be [*] MMBtu, which the Parties have agreed upon, after having taken into account the LNG Capacity, the quality of LNG usually applicable at Seller’s Facilities, the boil-off rate usually applicable for a voyage of the LNG Ship between the Loading Port and the Discharge Port in the standard course of the LNG business, and the LNG heel.

The Price shall be P, expressed in …. per ….: [            ]

The LNG Ship shall be [            ], which LNG Capacity is equal to [            ] cubic meters.

The LNG heel that Seller is entitled to retain after unloading shall be [            ] cubic meters of LNG.

The Arrival Period shall be: [            ]

The Allowed Laytime shall be: [            ] hours.

The Loading Port shall be: [            ]

The Discharge Port shall be: [            ]

The LNG Receiving Facilities shall be: [            ]

The Specifications of the LNG unloaded at the Delivery Point shall when converted to a gaseous state be within the following ranges [    ]

		Minimum	Maximum
Gross Heating Value[1]
Wobbe Index[1]
Nitrogen (N2)	mole%
Methane (C1)	mole%
Ethane (C2)	mole%
Propane (C3)	mole%
i-Butane (i-C4)	mole%
n-Butane (n-C4)	mole%
Pentanes+ (C5 and Heavier)	mole%
Carbon dioxide (CO2)	ppm (volume)
Mercaptan[1]
Total Sulphur[1]

[1]	Depending upon the LNG Receiving Facilities.

The Demurrage, expressed in [            ] per day, shall be: [            ]

The Cargo Underdelivery Amount for the purposes of Sub-Clause 4(4) shall be: [            ]

IN WITNESS WHEREOF, the Parties have executed this Specific Order.

AGREED AND ACCEPTED THIS          DAY OF             ,         .

Signed for and on behalf of Seller/Buyer	Signed for and on behalf of Buyer/Seller

GAZ DE FRANCE INTERNATIONAL TRADING, S.A.S.	CHENIERE MARKETING, INC.

By:	By:

Name:	Name:

Title:	Title:

“Schedule B”

Delivery Procedures - Measurement, Sampling and Testing

LNG sampling and composition determination on loading shall be done in accordance with the procedures followed at Seller’s Facilities.

The quantity in cubic meter and the temperature of the LNG unloaded shall be measured with the LNG Ship instrumentation in accordance with the methods described in the LNG Custody Transfer published by the GIIGNL, second edition 2001 or the industry standards used by the LNG Receiving Facility.

The mean composition of the LNG unloaded is determined with LNG Receiving Facilities instrumentation in accordance with the methods described in the LNG Custody Transfer published by the GIIGNL, second edition 2001 or the industry standards used by the LNG Receiving Facility.

The vapor phase during the unloading operations shall be taken into account in the energy balance. The mean composition of the vapor phase return to the ship is determined with LNG Receiving Facilities instrumentation in accordance with the methods described in the LNG Custody Transfer published by the GIIGNL, second edition 2001 or the industry standards used by the LNG Receiving Facility.

•	Gross Heating Value (Mass Based)

The Gross Heating Value (Mass) shall be calculated by use of the method ISO 6976-1995 with combustion reference conditions of fifteen degree Celsius (15oC.) and units of MJ/kg and 0.01 significant figures.

•	Gross Heating Value (Volume Based)

The Gross Heating Value (Volume Based) shall be calculated by use of the method ISO 6976-1995 with combustion reference conditions of fifteen degree Celsius (15oC.) and units of MJ/Nm3 and 0.01 significant figures.

•	LNG Density

The LNG Density shall be calculated by use of the method Klosey MacKinley from NBS Technical Note 1030, December 1980, molar mass from ISO 6976-1995, units in kg/m3 and 0.01 significant figures.

•

The Quantity Delivered shall be calculated in accordance with the formula given in the LNG Custody Transfer published by the GIIGNL, second edition 2001, page five (5) or the industry standards used by the LNG Receiving Facility.

For the purpose of this calculation the Quantity Delivered shall be expressed in MMBtu, rounded to two (2) decimal places.

“Schedule C”

Form of Notice of Arrival

From :	[LNG Ship]

To:	[Buyer]

Copy :	[Seller’s] Dispatching

SUBJECT :	NOTICE OF ARRIVAL

CARGO REFERENCE :	[ ]

Please be informed that [LNG Ship] has arrived at the PBS and obtained the authorization by the competent authorities to enter the Discharge Port on DD/MM/YY at HH:MM hr.

Regards

Master of [LNG Ship]

“Schedule D”

Form of Notice of Readiness

From:	[LNG Ship]

To:	[Operator of LNG Receiving Facilities]
[Buyer]

Copy :	[Seller’s] Dispatching

SUBJECT :	NOTICE OF READINESS

CARGO REFERENCE :	[ ]

Please be informed that [LNG Ship] is ready (“to unload LNG at the berth1” or “to proceed to berth and unload LNG2”) at the Discharge Port on DD/MM/YY at HH:MM hr.

Regards

Master of [LNG Ship]

[1]	General
[2]	In the case of Discharge Port being Isle of Grain (UK)

“Schedule E”

Form of EX-SHIP Certificate of Volume on Unloading

Attachment
[Ship’s Report On Arrival]
LNG Ship :
Date of arrival :
Voyage #:
Port:

Tank	Tank # 1	Tank # 2	Tank # 3	Tank # 4	Tank # 5
Sounding [mm]
Trim Correction [mm]
Heel Correction [mm]
Corrected Sounding [mm]
Liquid Temperature [°C]
Volume [cubic meter]

Average Liquid Temperature [°C]

Volume Before Unloading [ m3]

Draft/List	F:	A:	List:

LNG Receiving Facilities	Independent Surveyor

[Ship’s Report On Departure]
LNG:
Date:
Voyage #:
Port:

Tank	Tank # 1	Tank # 2	Tank # 3	Tank # 4	Tank # 5
Sounding [mm]
Trim Correction [mm]

List Correction [mm]
Corrected Sounding [mm]
Vapor Temperature [°C]
Volume [ cubic meters]

Average Vapor Temperature [°C]
Vapor Pressure [mbar]

Volume After Unloading [ m3]	Density [kg/m3]

Total volume unloaded [m3]	Total weight loaded/Discharged [MT]

Draft/List	F:	A:	List:

LNG Receiving Facilities	Independent Surveyor	LNG Ship

“Schedule F”

Form of EX-SHIP Certificate of Quality on Unloading

Reference:

LNG SHIP:

Date Unloading Completed:

Nitrogen	N2	%mol	xx.xx
Carbon Dioxide	CO2	ppm vol	xx.xx
Methane	C1	%mol	xx.xx
Ethane	C2	%mol	xx.xx
Propane	C3	%mol	xx.xx
i-Butane	iC4	%mol	xx.xx
n-Butane	nC4	%mol	xx.xx
Pentanes	nC5	%mol	xx.xx

Density1 [] xxx.x

Wobbe Index1[ ]xxxx

Gross Heating Value1 [] xxxx

Mercaptan (as S) 1 [] x.xx

Total Sulphur (as S) 1 [] x.xx

[1]	Depending upon the LNG Receiving Facilities

LETTER AGREEMENT

between

CHENIERE MARKETING, INC.

and

GAZ DE FRANCE INTERNATIONAL TRADING S.A.S.

This letter agreement (“Letter Agreement”) has been made and entered into in Barcelona,

Spain, as of this 26th day of April, 2007 by and between

CHENIERE MARKETING, INC., a corporation incorporated under the laws of the State of Delaware, U.S.A., with its principal offices at 700 Milam St., Suite 800, Houston, Texas U.S.A. 77002 (“Cheniere”),

and

GAZ DE FRANCE INTERNATIONAL TRADING S.A.S., a company incorporated under the laws of France with its principal offices at 2 rue Curnonsky, 75017 Paris, France (“GDF”);

Cheniere and GDF are hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

Whereas :

-	The Parties have simultaneously herewith executed that certain (i) GDF Transatlantic Option Agreement, (ii) Cheniere Transatlantic Option Agreement and (iii) Specific Order No.1 for 7 (seven) LNG cargoes in year 2008 under the Master Ex-Ship LNG Sales Agreement dated the same date as this Agreement (collectively, the “Agreements”).

-	The Parties wish to take into account the necessary prior approval of their respective internal management committees before being bound by the Agreements.

Now therefore, the Parties have agreed as follows :

The Parties acknowledge that, notwithstanding anything in the Agreements to the contrary, the Agreements shall not become effective unless each of GDF and Cheniere obtains approval of the Agreements by either its board of directors, the board of directors of its parent company, or its relevant management committee, as it deems necessary and appropriate (“Board Approval”) by July 1st , 2007. If the respective Board Approval of a Party is not obtained, or if the other Party has not been notified in writing of such Board Approval, by July 1st , 2007, then the Agreements shall be null and void and shall not become effective.

The Parties hereby acknowledge that this Letter Agreement is prevailing in its interpretation on the Agreements, and that in the event of any conflict between the terms and conditions of this Letter Agreement and the terms and conditions of the Agreements, the terms and conditions of this Letter Agreement shall prevail.

This Letter Agreement is governed by the laws of England and Wales.

IN WITNESS WHEREOF, on the date hereinabove stipulated, the duly authorized representatives of the Parties hereto have executed this Agreement in 2 (two) original copies.

CHENIERE MARKETING, INC.		GAZ DE FRANCE INTERNATIONAL TRADING S.A.S.

By:	/s/ Keith Meyer	By:	/s/ Edward Savvage
Name:	Keith Meyer	Name:	Edward Savvage
Title:	President	Title:	President

Specific Order N° 1

Between :	GAZ DE FRANCE INTERNATIONAL TRADING S.A.S., as Seller

And :	CHENIERE MARKETING INC, as Buyer

Referring to the MASTER EX-SHIP LNG SALES AGREEMENT between CHENIERE MARKETING, INC. and GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. signed the 26th April 2007 (hereinafter referred to as the “Master Sales Agreement”), Seller and Buyer agreed on the following :

1. The quantities shall correspond to seven (7) full cargo(es) of LNG on an EX-SHIP basis, each one being hereafter referred to as “LNG Cargo Lot” with its corresponding number from 1 to 7 to be on an even basis of one (1) per month between April 2008 and October 2008, subject to the selection of the Arrival Period for each LNG Cargo Lot as described hereinbelow.

2. The Nominal Quantity applicable to each LNG Cargo Lot shall be between 2,600,000 and 3,500,000 MMBtu and shall be nominated by Seller to Buyer not later than the 1st day of the month preceding the month of the Arrival Period of each of the LNG Cargo Lots after having taken into account the LNG Capacity, the quality of LNG usually applicable at Seller’s Facilities, the boil-off rate usually applicable for a voyage of the LNG Ship between the Loading Port and the Discharge Port in the standard course of the LNG business, and the LNG Heel.

3. The Price shall be P, expressed in USD per MMBtu:

P = 94% of the final settlement price (in USD per MMBtu) on the trading exchange owned or operated by the New York Mercantile Exchange, Inc. or its successor, in the Natural Gas Futures Contract for delivery at the Henry Hub for the Prompt Month, minus (ii) US$ 0.65 per MMBtu.

Where “Prompt Month” means the calendar month during which the Arrival Period ends, provided that if the Arrival Period ends on or after the twenty fifth (25th) day of such calendar month, then the Prompt Month shall be the following month.

4. The LNG Ship actually used by Seller for transport and delivery under this Specific Order shall be (unless otherwise agreed by the Parties), subject to Clause 6 of the Master Agreement, one of the LNG Ships listed below (as may be supplemented from time to time by the Seller) and shall be nominated by Seller not later than the 1st day of the month preceding the month of the Arrival Period of each of the LNG Cargo Lots.

LNG Ship	Ramdane Abane	Galeomma	Edouard LD	Tenaga Satu	Maran Gas Asclepius	Provalys	Gaselys	Grace Cosmos
LNG Capacity (m3)	126,190	126,576	129,500	130,000	145,874	154,445	154,445	147,500

5. The LNG heel shall be nominated by the Seller not later than the 1st day of the month preceding the month of the Arrival Period.

6. The Arrival Period shall be a calendar day nominated by the Seller not later than the 1st day of the month preceding the month of the Arrival Period. Within two (2) Business Days of reception of such nomination the Buyer will either (i) confirm that the Arrival Period is acceptable, or (ii) designate an alternative Arrival Period which shall be within two days of the day originally nominated by the Seller. To the extent an alternative Arrival Period is designated, the alternative Arrival Period shall be treated as though it occurred within the originally requested month. If Buyer does not confirm the Arrival Period nominated by Seller or does not designate an alternative Arrival Period as provided for herein, the Arrival Period designated by Seller shall be considered as accepted by Buyer.

7. Cancellation Right :

Either Seller or Buyer shall have the right to cancel the delivery or reception of the LNG Cargo Lot number 1 provided for delivery at the LNG Receiving Facilities in April 2008 provided that the Party exercising such right shall notify the other Party not later than the 29th February 2008. If either Party exercises its right to cancel the LNG Cargo Lot number 1 in accordance with the conditions stated herein, the Parties shall not be considered as having failed to perform any of their obligations with respect to such LNG Cargo Lot number 1 pursuant to this Specific Order.

Seller shall have the right to cancel the delivery of any of the six (6) LNG Cargo Lots (number 2 to number 7) provided for delivery in the time period from May to October 2008 included, and provided that :

-

if Seller decides to cancel the delivery of all such six (6) LNG Cargo Lots under this Specific Order, Seller shall notify Buyer not later than the 29th February 2008 and shall pay to Buyer an amount in USD equal to 0.25 USD x 6 x (2,600,000 + 3,500,000) / 2 (the “Total Cancellation Fee”)

-

if Seller decides to cancel the delivery of any one of such six (6) LNG Cargo Lots under this Specific Order, Seller shall notify Buyer of the cancellation of the delivery of such LNG Cargo Lot not later than the 1st day of the month preceding the deemed month of delivery of such cargo and shall pay to Buyer an amount in USD equal to 0.50 USD x (2,600,000 + 3,500,000) / 2 (the “Individual Cancellation Fee”).

Sub-Clauses 4.3 and 4.4 of the Master Sales Agreement shall not apply to any cancellation made pursuant to article 7 of the Specific Order n°1 and payment of either the Total Cancellation Fee or the Individual Cancellation Fee shall be Buyer’s sole and exclusive remedy for the decision by Seller to cancel the delivery of all or any of the LNG cargo(es) and Seller shall not be obliged to sell or deliver any replacement cargo to Buyer.

8. The Allowed Laytime shall be :

(i)	in relation to an LNG Ship with a total cargo tank capacity not exceeding 145,000 m3, thirty six (36) hours;

(ii)	in relation to any other LNG Ship, a period (in hours) calculated as 24 + (12 x LNG Capacity /145,000), LNG Capacity being as specified in the Specific Order.

9. The Demurrage, expressed in USD per 24 hour period, shall be one hundred thousand (100,000), prorated for any partial 24 hour period.

10. The Loading Port shall be nominated by the Seller not later than the 1st day of the month preceding the month of the Arrival Period.

11. The Discharge Port and LNG Receiving Facilities shall be the Sabine Pass Terminal.

12. Except as provided for herebelow, the Cargo Underdelivery Amount applicable for each LNG Cargo Lot for the purposes of Sub-Clause 4(4) of the Master Sales Agreement shall be equal to the product of the Nominal Quantity multiplied by the greater of (i) the Cover Difference, or (ii) US$1.00. The “Cover Difference” shall be the difference between (i) the unweighted average of the midpoint price for Henry Hub (in USD/MMBtu) as published in Platt’s Gas Daily for each of the four (4) successive publication dates following the Arrival Period, minus (ii) eighty percent (80%) of P.

If the Seller is obliged to pay a Cargo Underdelivery Amount, and Seller has not notified Buyer of the specific Nominal Quantity and of the Arrival Period, then the Cargo Underdelivery Amount shall be the product of a deemed Nominal Quantity of (2,600,000 + 3,500,000)/2 MMBtu multiplied by the greater of (i) twenty percent (20%) of P (with P to be determined as if the Arrival Period for the respective LNG Cargo Lot was the first day of the month during which the delivery would have been made) or (ii) US$1.00.

13. The Quality Specifications of the LNG unloaded at the LNG Receiving Facilities shall when converted to a gaseous state be within the following ranges :

(a)	Hydrogen Sulphide	not more than 0.25 grains per 100 Standard Cubic Feet

(b)	Total Sulphur	not more than 1.35 grains per 100 Standard Cubic Feet

(c)	Hydrogen Content	not more than 400 PPM

(d)	Oxygen Content	not more than 0.001 mol%

(e)	Hydrocarbon Dewpoint	not more than minus two degrees Celsius (-2°C) at seventy bar gauge (70 barg) or the actual delivery pressure

(f)	Wobbe Number	shall be no greater than 1400

(g)	Carbon Dioxide	not more than 2.0 mol%

(h)	Nitrogen and other inert gases	not more than 1.5 mol%

(i)	Gross Heating Value	shall be within the range 980 and 1100 Btu per SCF and in compliance with Wobbe limits described above

(j)	Ethane (C2)	not more than 11 MOL%

(k)	Propane (C3)	not more than 3.5 MOL%

(l)	Butanes (C4) and higher	not more than 1.5 MOL%

(m)	Pentanes (C5) and heavier	not more than 0.09 MOL%

The LNG when delivered by Seller to the Sabine Pass Terminal shall contain no water, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

Some of the above Specifications are based on guidelines issued by the NGC+ Interchangeability Work Group on February 28, 2005 and may be updated by Buyer if such group modifies its recommendations. Additionally, all of the Specifications are subject to being modified by Buyer if required by applicable law, by the Sabine Pass Terminal, or in order to make the regasified natural gas comply with quality specifications imposed by natural gas pipelines downstream of the Sabine Pass Terminal.

14. Credit Support : The delivery by Seller of any of the LNG Cargo Lots provided for herein shall be subject to the reception by Seller not later than the 15th day of the month preceding the month of the Arrival Period for the applicable LNG Cargo Lot of a stand-by letter of credit, issued by a financial institution rated not less than A3 (Moody’s) or A- (Standard & Poors), substantially in the form as attached in Exhibit A. This letter of credit shall be valid until the (15th) day of the second month following the month in which the respective Arrival Period falls. Its amount shall be equal to the product of the Nominal Quantity multiplied by the closing price (in USD per MMBtu) on the 10th day (or the following trading day if the 10th day is not a trading day) of the month preceding the month of the Arrival Period on the trading exchange owned or operated by the New York Mercantile Exchange, Inc. or its successor, in the Natural Gas Futures Contract for delivery at the Henry Hub for the month of the Arrival Period. If Seller is paid in full with respect to an LNG Cargo Lot, Seller shall, upon the request of Buyer, release the associated letter of credit before the expiry date and provide documentation as requested by the issuer to evidence such release.

15. Diversion to Another Terminal : By giving Seller notice at least six (6) days prior to the scheduled Arrival Period, Buyer may request that the affected cargo be delivered at an alternate receiving terminal in North America where Buyer may have regasification capacity. Seller shall accept that diversion provided:

(i)	that it shall not prevent the LNG Ship from meeting the loading window for its next scheduled cargo lifting, and that the LNG Ship is compatible and accepted in such alternate receiving terminal, and

(ii)	that Buyer pays Seller the incremental costs incurred by Seller, if any, in diverting the LNG cargo to the alternative terminal.

16. Insurance and Port Liability Agreement : Seller shall cause any LNG Ship to be used by it to make deliveries of LNG pursuant hereto to have usual and customary protection and indemnity insurance (from an International Group Protection & Indemnity (“P&I”) Club), based on normal industry practice, ensuring standard coverage for standard P&I risks, including wreck, debris removal, pollution, collision liability and civil liability protection in accordance with any requirements of the Sabine Pass Terminal as the LNG Receiving Facilities, but in each case in a face amount of US$150,000,000. Seller shall also cause each LNG Ship to be used by it to make deliveries of LNG pursuant to an exercised option to enter into the usual and customary port liability agreement required by the LNG Receiving Facilities which shall be, in the case of deliveries to the Sabine Pass Terminal as the LNG Receiving Facilities, substantially in the form of that attached hereto as Exhibit B and subject to final confirmation of the relevant P&I Club.

17. Conditions Precedent :

- Each Party having obtained approval of this Specific Order by its, or its parent company’s, Board of Directors (or any other corporate authorisation) not later than July 1, 2007.

- The Parties having determined the compatibility with respect to at least four (4) of the LNG Ships listed in Article 4 herein with the Sabine Pass Terminal not later than July 1, 2007.

IN WITNESS WHEREOF, the Parties have executed this Specific Order in 2 (two) original copies.

AGREED AND ACCEPTED THIS 26th DAY OF APRIL, 2007

Signed for and on behalf of Seller		Signed for and on behalf of Buyer

GAZ DE FRANCE INTERNATIONAL TRADING S.A.S.		CHENIERE MARKETING INC.

By:	/s/ Edward Savvage	By:	/s/ Keith Meyer
Name:	Edward Savvage	Name:	Keith Meyer
Title:	President	Title:	President

EXHIBIT A

FORM OF LETTER OF CREDIT

            , 20

Gentlemen:

We hereby establish our irrevocable standby letter of credit No.             in favor of GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. (“Beneficiary”) for the account of CHENIERE MARKETING, INC, in the amount of [Insert number calculated pursuant to Article 14 of the Specific Order n° 1], available to Beneficiary against presentation to us of a sight draft at [list office(s), branch(es), other locations(s)] with notation that the same is drawn under this letter of credit, identifying the same by number. This Letter of Credit shall expire at 5:00 p.m. (             time) on             , 20     [insert pursuant to Article 14 of the Specific Order n° 1]. Notwithstanding the above, in the event of disputes of an invoice this letter of credit shall not expire until the resolution of such dispute. [this last sentence subject to bank’s approval.]

Your sight draft shall be accompanied by a statement on Beneficiary’s letterhead purportedly signed by an authorized officer of Beneficiary stating: “I hereby certify that GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. is entitled to draw under your letter of credit No.                      pursuant to the terms of that certain Specific Order No. 1, dated as of April [ ] 2007 issued under the Master Ex-ship LNG Sales Agreement, dated as of [            ] 2007, between GAZ DE FRANCE INTERNATIONAL TRADING S.A.S. and CHENIERE MARKETING, INC.”

The term “Beneficiary” includes any successor to the Beneficiary, including, without limitation, any liquidator, receiver or successor by merger.

The amount which may be drawn by Beneficiary under this Letter of Credit shall be automatically reduced by the amount of any drawing hereunder. Any number of partial drawings are permitted from time to time hereunder.

We hereby undertake with Beneficiary that documents drawn under and in compliance with the terms of this letter of credit shall be duly honored upon presentation as specified.

This letter of credit shall be governed by, subject to and construed in accordance with the Uniform Customs and Practices for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500, and, to the extent not addressed thereby, laws of England and Wales. Notwithstanding Article 17 of said publication, if this credit expires during an interruption of business as described in Article 17 we agree to effect payment if the credit is drawn against within thirty (30) days after resumption of business. [This paragraph will be revised to be consistent with UCP 600 when it becomes effective]

[BANK]

By:
Name:
Title:

EXHIBIT B

FORM OF PORT LIABILITY AGREEMENT

PORT LIABILITY AGREEMENT

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of             , 20    , and is made by and between [INSERT NAME OF OPERATOR], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Operator”), and [INSERT NAME OF VESSEL OWNER], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (“Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the LNG vessel set forth below under its name and signature (“Vessel”), proposes to deliver certain quantities of liquefied natural gas to Operator at its marine terminal and receiving, storage and regasification facilities located in,                      (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and Operator (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means: (i) Operator; (ii) all Affiliates of Operator; (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the unloading, storage, or regasification of LNG at the Marine Terminal; and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means Operator’s marine terminal and LNG receiving, storage and regasification facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near                     , including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means: (i) Vessel Owner; (ii) all Affiliates participating in the ownership and/or operation of Vessel; (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel; and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.	Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne: (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault; (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault; (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established; or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)	Operator shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of Operator arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and Operator shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)	The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold Operator harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against Operator.

(iii)	Operator and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of

Sections 4(i) or 4(ii). The indemnities contained in Sections 4(i) and 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)	The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)	Subject to Section 6(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million U.S. dollars ($150,000,000). Payment of an aggregate sum of one hundred fifty million U.S. dollars ($150,000,000) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)	Vessel Interests shall provide to the Terminal Interests at all times sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to: (a) cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules; (b) give the Terminal Interests prior notice of cancellation of the Vessel’s entry in such Protection and Indemnity Association; and (c) waive in favor of the Terminal Interests all rights of subrogation of claims by the Protection and Indemnity Association against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

6.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)	except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)	except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7. The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

8. If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

OPERATOR	VESSEL OWNER

[INSERT NAME OF OPERATOR]	[INSERT NAME OF VESSEL OWNER]

By:	By:

Title:	Title:

As owner of the [Name of Vessel]
Registration No. [ ]
State of Registry [ ]